Exhibit 15.2

Paris La Défense, April 10, 2014

Via EDGAR

Division of Corporation Finance

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

United States of America

Re: CGG

Form 20-F for the Fiscal Year ended December 31, 2013 Filed April 10, 2014

Item 16F Change in Registrant’s Certifying Accountant

Dear Sirs,

We have been provided by CGG with a copy of the disclosure included under Item 16F of CGG Form 20-F for the Fiscal Year ended December 31, 2013.

This disclosure reads:

“Item 16F : Change in Registrant’s Certifying Accountant

In February 2013, the Audit Committee recommended to streamline the audit and to retain Ernst & Young et Autres as sole certifying registered accountant, while recommending to the Board to have Ernst & Young et Autres and Mazars re-appointed by the 2013 Shareholders’ general meeting as joint statutory auditors for domestic reporting purposes of the Group as a public company in France. This recommendation was endorsed and implemented by the Board of Directors on February 27, 2013.”

We have no comment with respect to this disclosure and agree to the inclusion of this letter as an Exhibit to CGG Form 20-F for the Fiscal Year ended December 31, 2013.

Should you have any questions or comments regarding the foregoing, please contact Jean-Luc Barlet of Mazars, France (+331 4997 6267 or jean.luc.barlet@mazars.fr).

Yours sincerely,

By:	/s/ JEAN-LUC BARLET
MAZARS

cc :	Stéphane-Paul Frydman, CGG
Béatrice Place-Faget, CGG
Luis Roth, Linklaters LLP